Exhibit 4.5

SUPPLEMENTAL INDENTURE

Dated as of February 25, 2003

to Indenture

Dated as of December 17, 1996

Among

CROWN CORK & SEAL COMPANY, INC., as Issuer and Guarantor,

CROWN CORK & SEAL FINANCE PLC, as Issuer,

CROWN CORK & SEAL FINANCE S.A., as Issuer

CROWN HOLDINGS, INC., as Additional Guarantor

and

BANK ONE TRUST COMPANY, N.A., as Trustee

This SUPPLEMENTAL INDENTURE dated as of February 25, 2003 (“Supplemental Indenture”), is among CROWN CORK & SEAL COMPANY, INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Company” and, with respect to Securities issued by either Subsidiary Issuer, the “Guarantor”), CROWN CORK & SEAL FINANCE S.A., a société anonyme organized under the laws of the Republic of France (“Crown France”), CROWN CORK & SEAL FINANCE PLC, a public limited company organized under the laws of England and Wales (“Crown UK”) (each of Crown France and Crown UK being a “Subsidiary Issuer” and, collectively the “Subsidiary Issuers”), CROWN HOLDINGS, INC., a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Additional Guarantor”), and the BANK ONE TRUST COMPANY, N.A., a national banking association organized under the laws of the United States, as Trustee hereunder (the “Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Issuers and The Bank of New York, as trustee, have heretofore duly executed and delivered an Indenture dated as of December 17, 1996 (the “Indenture”), to provide for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series;

WHEREAS, pursuant to the Indenture, the Company has issued $350,000,000 of 7.125% notes due 2002, $350,000,000 of 7.375% debentures due 2026 and $150,000,000 of 7.50% debentures due 2096, Crown France has issued $200,000,000 of 6.75% notes due 2003 and Crown UK has issued $200,000,000 of 6.75% notes due 2003 and $300,000,000 of 7.00% notes due 2006 (the “Securities”);

WHEREAS, in accordance with Section 6.10 and 6.11 of the Indenture, the Trustee has been appointed successor trustee under the Indenture in place of The Bank of New York;

WHEREAS, Section 9.01 of the Indenture provides that without the consent of any Holders of Securities the Company and the Subsidiary Issuers, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto to make any other provisions with respect to matters arising under the Indenture that would not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Board of Directors of the Company, the Board of Directors of Crown France, the Board of Directors of Crown UK and the Board of Directors of the Additional Guarantor have authorized the execution of this Supplemental Indenture and the delivery hereof to the Trustee for the purpose of modifying the Indenture as set forth herein;

WHEREAS, in all other respects all actions have been taken necessary to make this Supplemental Indenture the valid, binding and legal obligation of the Company, the Subsidiary Issuers and the Additional Guarantor in accordance with its terms;

NOW, THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Subsidiary Issuers and the Additional Guarantor hereby covenant and agree with the Trustee as follows:

SECTION 1.    Capitalized Terms.    All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.    Agreement to Guarantee Securities Issued by Subsidiary Issuer as Additional Guarantor.    The Additional Guarantor fully and unconditionally guarantees to each Holder of a Security of each series issued by a Subsidiary Issuer the obligations in respect of such Securities in accordance with and subject to all of the terms and conditions set forth in Article XIII of the Indenture as if the Additional Guarantor is the Guarantor as provided in Article XIII of the Indenture.

SECTION 3.    Agreement to Guarantee Securities Issued by Company.    The Additional Guarantor unconditionally guarantees the Securities in accordance with and subject to the following terms and conditions:

(a)    Guarantees.    The Additional Guarantor hereby fully and unconditionally guarantees to each Holder of a Security of each series issued by the Company, authenticated and delivered by the Trustee, the due and punctual payment of the principal (including any amount due in respect of original issue discount) of and any premium and interest on such Security, and the due and punctual payment of any sinking fund payments provided for pursuant to the terms of such Security, when and as the same shall become due and payable, whether at Stated Maturity, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Security and of the Indenture. The Additional Guarantor hereby agrees that in the event of an Event of Default its obligations hereunder shall be as if it were a principal debtor and not merely a surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Security of any series or the Indenture, or any failure to enforce the provisions of any Security of any series or the Indenture, by the Holder of any Security of any series of the Company or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Additional Guarantor, increase the principal amount of any Security of the Company or the interest rate thereon or increase any premium payable upon redemption thereof. The Additional Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, the benefit of discussion, protest or notice with respect to any Security of the Company or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of such Security issued under the Indenture and all demands whatsoever, and covenants that the Guarantee will not be discharged with respect to such Security except by payment in full of the principal thereof and any premium and interest thereon or as provided in Article IV, Section 8.01 or Section 10.12. If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Additional Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or the Additional Guarantor any amount paid by the Company or the Additional Guarantor to the Trustee or such Holder, this Guarantee to the extent theretofore discharged, shall be reinstated in full force and effect. The Additional Guarantor further agrees that, as between the Additional Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, the Maturity of the obligations guaranteed hereby may be accelerated as provided in Article V hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby.

The Additional Guarantor hereby waives any right of set-off which the Additional Guarantor may have against the Holder of any Security of the Company in respect of any amounts which are or may become payable by such Holder to such Company.

The Additional Guarantor shall be subrogated to all rights of the Holders of any series of Securities and the Trustee against the Company in respect of any amounts paid to such Holders and the Trustee by the Additional Guarantor pursuant to the provisions of the Guarantees; provided, however, that the Additional Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon, such right of subrogation until the principal of, premium, if any, and interest on all of the Securities of such series shall have been paid in full.

No past, present or future stockholder, officer, director, employee or incorporator of the Additional Guarantor shall have any personal liability under the Guarantees set forth in this Section 3 by reason of his or its status as such stockholder, officer, director, employee or incorporator.

SECTION 4.    Right to Designate Additional Guarantor as Non-Guarantor.    At any time after execution of this Supplemental Indenture, the Company shall have the right in its sole discretion to designate, in an officers’ certificate delivered to the Trustee, the Additional Guarantor as a non-guarantor (“Non-Guarantor”) and such designated Non-Guarantor shall be released and relieved of all obligations as Additional Guarantor under its guarantee upon delivery of the officers’ certificate to the Trustee designating such Non-Guarantor, provided that at the time of such redesignation, no Event of Default shall have occurred and be continuing under the Indenture. Upon delivery by the Company to the Trustee of such officers’ certificate designating a Non-Guarantor, the Trustee shall execute any documents reasonably required in order to evidence the release of such Non-Guarantor from its obligations as the Additional Guarantor under the Indenture, as amended by this Supplemental Indenture, and its guarantee.

Any term or provision of this Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the guarantee by the Additional Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Supplemental Indenture, as it relates to such Additional Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 5.    The Indenture.    This Supplemental Indenture is expressly made supplemental to and shall form a part of the Indenture and is made subject to all the conditions, covenants and warranties contained in the Indenture. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture. Each reference in the Indenture to “this Indenture”, “hereunder”, “hereof”, and words of like import referring to the Indenture and each reference in any other transaction document relating to the Indenture shall mean the Indenture as amended hereby.

SECTION 6.    Legend.    There shall be stamped, overprinted, typed or otherwise noted on Notes authenticated and delivered after the date hereof the following legend:

“THE INDENTURE GOVERNING THIS NOTE HAS BEEN AMENDED BY A SUPPLEMENTAL

INDENTURE DATED AS OF FEBRUARY 25, 2003. REFERENCE IS MADE TO SUCH

SUPPLEMENTAL INDENTURE FOR A STATEMENT OF THE AMENDED RIGHTS AND

OBLIGATIONS OF THE COMPANY AND HOLDERS OF THE NOTES.”

SECTION 7.    Trustee.    The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Indenture as hereby supplemented, or the due execution hereof by the Company, the Subsidiary Issuers and the Additional Guarantor, or the recitals and statements contained herein, all of which recitals and statements are made solely by the Company, the Subsidiary Issuers and the Additional Guarantor, as the case may be.

SECTION 8.    Governing Law.    This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, the United States of America, without regard to the principles of conflicts of laws.

SECTION 9.    Counterparts.    This Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 10.    No Adverse Affect.    Other than changes required or permitted pursuant to the Indenture, nothing in this Supplemental Indenture shall effect any change to the Indenture that would adversely affect the interests of the Holders of the Securities.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first written above.

The Company: CROWN CORK & SEAL COMPANY, INC.

By:	/s/ Alan W. Rutherford
Name: Alan W. Rutherford Title: Executive Vice President and Chief Financial Officer

By:	/s/ Michael B. Burns
Name: Michael B. Burns Title: Vice President and Treasurer
The Subsidiary Issuers: CROWN CORK & SEAL FINANCE PLC

By:	/s/ John Davidson
Name: John Davidson Title: Authorized Signatory
CROWN CORK & SEAL FINANCE S.A.

By:	/s/ Howard Lomax
Name: Howard Lomax Title: President Directeur General

Additional Guarantor: CROWN HOLDINGS, INC.

By:	/s/ Alan W. Rutherford
Name: Alan W. Rutherford Title: Executive Vice President and Chief Financial Officer

The Trustee: BANK ONE TRUST COMPANY, N.A.

By:	/s/ David B. Knox
Name: David B. Knox Title: Vice President

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